Exhibit 10.10

May 6, 2015

Stuart L. Merkadeau	Sent via Email: [#]

Dear Stuart,

We are pleased to extend to you an offer of employment with Berkeley Lights, Inc. (the “Company”) as set forth below. This written agreement supersedes and replaces any prior agreements, representations or understandings, whether written, oral or implied, between you and the Company.

1. Title and Duties. You are being offered a full-time, exempt position as the Company’s General Counsel and Secretary. You will be reporting to the Company’s Chief Executive Officer, Igor Khandros. Your duties include, but are not limited to leading the Company’s legal organization and setting global legal strategy. As a key member of the senior management team, you will participate in strategy discussions to define market-leading applications for the Company’s technologies. In addition to setting strategy, your responsibilities will include active participation in investigating and implementing biology and life science technology solutions resulting in novel commercial products and services. As a constructive and productive leader in the Company, you will be expected to lead by example by setting high standards of excellence and integrity in all your endeavors and interactions with colleagues, partners, vendors and other third parties.

2. Commencement of Employment. The commencement date of your employment will be on a date mutually agreed upon with the Company, provided that you sign, date and return this letter and the attached Employee Inventions Assignment and Confidentiality Agreement to the Company indicating your acceptance by May 15, 2015.

3. Compensation As compensation for your services, you will be paid an annual salary of $300,000.00 paid at the rate of $25,000.00 per month in accordance with the Company’s standard payroll schedule. In addition, you will be eligible for the following:

a. Health Care Benefits. You will be eligible to participate in the Company’s benefit plans in effect, which will be updated from time to time.

b. Equity Compensation. Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted an option to purchase 300,000 shares of the Company’s Common Stock. The exercise price per share will be equal to the fair market value per share on the date the option is granted. The option will be subject to the terms and conditions applicable to options granted under the Company’s 2011 Equity Incentive Plan (the “Plan”), as described in the Plan and the applicable Stock

Option Agreement. You will vest in 25% of the option shares after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable Stock Option Agreement. Eligibility for equity compensation and/or participation in any stock option plan shall not be construed as any assurance of continuing employment for any particular period of time.

All forms of compensation paid to you by the Company are subject to reduction to applicable withholding and payroll taxes and other deductions as required by law.

4. Employee Inventions Assignment and Confidentiality Agreement. As a condition of your employment, you are required to sign and return the attached Employee Inventions Assignment and Confidentiality Agreement (“EIAC Agreement”). Your execution of this letter shall be deemed to be your agreement to and acceptance of the attached EIAC Agreement even if for any reason you do not sign such EIAC Agreement.

5. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Chief Executive Officer of the Company.

6. Outside Employment and Competitive Activities. In the event that you are initially employed as a full-time employee, or at some later date become employed as a full-time employee, during the period of your full-time employment, you are required to devote your full-time, best efforts to the interests of the Company. In the event that you are initially employed as a part-time employee, or at some later date become employed as a part-time employee, during the period of your part-time employment, you are required to devote your best efforts to the interests of the Company. Regardless of whether you are a full-time or part-time employee, you agree that you will not, without the prior written consent of the Company, engage in, or encourage or assist others to engage in, any other employment or activity that: (i) would divert from the Company any business opportunity in which the Company can reasonably be expected to have an interest; (ii) would directly compete with, or involve preparation to compete with, the current or future business of the Company; or (iii) would otherwise conflict with the Company’s interests or could cause a disruption of its operations or prospects. Violations of this paragraph include but are not limited to the direct or indirect, ownership, management, operation, control, employment by, or participation in the ownership, management, operation, or control of any business that is in any way involved with research, development, consulting and, or sale of commercial products within global life sciences markets. Excepted from this provision is ownership of not more than 10% of the outstanding shares of a publicly traded corporation.

7. Non-Interference. You understand that the Company has invested substantial time and effort in assembling its present staff and personnel. Accordingly, you agree that during your employment with the Company and for one year after the termination of such employment for any reason, you will not directly or indirectly either on your own behalf or in concert with others, solicit or induce, or attempt to solicit or induce, any person who is an employee, agent, independent contractor or otherwise of the Company, to leave his or her employment or affiliation with the Company and to perform services of any kind for any other person, firm or corporation.

8. Injunctive Relief. You also acknowledge and agree that if you violate paragraphs 6 and/or 7 of this agreement, and/or the terms of the EIAC Agreement, the Company will be damaged and the amount of such damage cannot be adequately measured in monetary terms. Therefore, you and the Company agree that the Company shall be entitled to injunctive relief in addition to any other remedy available at law or in equity to prevent or redress any violation of the terms of this agreement as set forth above in paragraphs 6, 7 and as provided in the EIAC Agreement. You further acknowledge and understand that any violations of paragraphs 6, 7 and/or the terms of the EIAC Agreement while you are employed by the Company may result in the immediate termination of your employment; however, it is expressly understood and agreed that nothing in this paragraph 8, in any other provision of this agreement, or in the EIAC Agreement, is intended to alter or modify the at-will nature of your employment with the Company.

9. Legal Right to Work. As required by law, your employment by the Company is contingent on you providing timely documentation as proof of your possessing a legal right to work in the United States.

10. Acceptance. You may indicate your acceptance and agreement with the terms of this offer by signing, dating and returning the original of this letter agreement and the enclosed EIAC Agreement.

Stuart, we hope that you will accept our offer to join the Company and look forward to working with you.

Very truly yours,

Berkeley Lights, Inc.

/s/ Igor Khandros
Igor Khandros
President and CEO

I accept this offer of employment and acknowledge that I have read and agree to the terms and conditions, including the at-will nature, of my employment as set forth herein.

/s/ Stuart L. Merkadeau	May 16, 2015
Stuart L. Merkadeau	Date

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